Exhibit 10.4

August 25, 2024

Dear Jason Kim:

This letter agreement (this “Agreement”) formalizes the terms and conditions of your employment with Firefly Aerospace Inc. (“Firefly” or the “Company”) beginning on October 1, 2024 (the “Start Date”) as our Chief Executive Officer. This offer is contingent upon your providing us with documentation establishing your eligibility to work in the United States as required by federal law and a background check satisfactory to the Company, which will be completed no later than the Start Date. In this capacity you will report to the Chairman of the Board of Directors (“Chairman”).

This Agreement outlines the core important aspects of your employment with Firefly, an “at-will” employer. Further information about our employment policies and procedures will be available for your review prior to your execution of this Agreement.

Compensation

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Base. Firefly will pay you a salary of $500,000 on an annualized basis, subject to applicable tax withholding (“Base Salary”). Your salary will be payable pursuant to the Company’s regular payroll policy and is subject to review for increase, but not decrease, no less frequently than annually. This is an exempt position, meaning you will not be eligible for overtime compensation.

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Incentive Compensation. If you accept this offer, during each fiscal year in which you are an employee of the Company you will also be eligible for an annual incentive bonus (“Annual Bonus”) with a target amount equal to 100% of your Base Salary and paid upon the achievement of pre-established performance metrics determined by the Chairman and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Chairman deems relevant (collectively, such metrics, the “Performance Metrics”). The Performance Metrics will be communicated to you within the first 90 days of the fiscal year to which the Annual Bonus relates. Any Annual Bonus earned for the preceding fiscal year will be paid on or before the last payday of the month following the finalization of the audit for that fiscal year end, and, except as otherwise set forth below, you must be employed on the payout date to receive payment of such Annual Bonus. The Annual Bonus for your first fiscal year of employment will be a guaranteed full bonus in 2024, half in cash ($250,000) and half in vested equity ($250,000) to be paid/issued in March/April of 2025.

Jason Kim

August 25, 2024

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Relocation. Firefly will reimburse you up to $100,000 for all costs and expenses associated with your relocation to an area within a reasonable commuting distance to our Cedar Park, Texas location. These costs may include, but are not limited to, the following: (i) expenses (including brokers fees and commissions) associated with selling your current residence; (ii) expenses (including brokers’ fees, taxes and commissions) associated with acquiring a new residence near Cedar Park, Texas; (iii) packing, shipping, insuring and moving your personal property; (iv) all costs associated with up to two “house hunting” trips to the Cedar Park, Texas area for you, your spouse, and any minor children; (v) costs associated with temporary housing or short-term leasing in the Cedar Park, Texas area. Expenses reimbursed by Firefly for relocation will be subject to a 12-month pro-rated clawback should you voluntarily leave the company without Good Reason within your first year of employment.

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Attorney’s Fees. The Company will reimburse you, up to $2,500, for reasonable attorney’s fees incurred in the review, negotiation and execution of this Agreement within thirty (30) days following your submission of supporting documentation to the Company.

•	Severance.

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If the Company terminates your employment without “Cause” or you terminate your employment for “Good Reason,” you will be entitled to severance pay in the amount of (i) 12 months’ (such number of months, the “Severance Period”) then-current Base Salary, (ii) an amount in cash equal to the cost of COBRA premiums during the Severance Period, (iii) in the event such termination occurs during the second half of the fiscal year, a prorated portion of your Annual Bonus for the year in which termination occurs, with such proration based on the number of days you worked during the applicable performance period and paid based on projected actual performance through the termination date (subsections (i) through (iii) hereof, collectively, the “Severance”); (iv) any then-outstanding stock options (including the Option Grant, as defined below) subject to time-based vesting will remain outstanding and have the opportunity to vest for the number of months equal to the Severance Period following your termination of employment as if you had continued employment with the Company through such date.

It will be a condition to your right to receive the Severance that you execute, deliver and not revoke a general release of claims in a form reasonably satisfactory to the Company (the “Release”) within the time periods set forth therein, releasing the Company, its affiliates and other related parties from any and all liability in connection with your employment and termination therefrom. Payment of the Severance will be made on the first administratively practicable payroll date after the effective date of the Release but no later than 60 days after your termination date; provided that, to the extent necessary to avoid adverse tax consequences under Section 409A (as defined below), if the period during which you have discretion to execute or revoke the Release straddles two calendar years, the Company shall make payments conditioned on the Release no earlier than January 1st of the second calendar year, regardless of which year the Release becomes effective.

•	If the Company terminates your employment with “Cause,” you will receive no Severance or additional stock option vesting.

Jason Kim

August 25, 2024

For purposes of this Agreement, “Cause” means (i) conduct amounting to fraud against the Company or any subsidiary or affiliate of the Company; (ii) your intentional misconduct, repeated refusal to follow the reasonable and lawful directions of the Company or material breach of this Agreement or any document referenced herein, provided the Company notifies you of the acts deemed to constitute such intentional misconduct, repeated refusal or material breach in writing and you fail to correct such acts (or begin such action as may be necessary to correct such acts and thereafter fail to diligently pursue the completion thereof) within ten (10) business days after written notice has been given; (iii) your violation of a material Company policy that causes or has demonstrated a substantial likelihood to cause material financial or reputational harm to the Company; or (iv) a conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle or resulting from actions taken (or not taken) by you in reasonable, good faith in your capacity as an employee or officer of the Company).

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without your consent (i) a material diminution in your roles, duties, responsibilities, or the individuals to whom you report; (ii) a material reduction of your Base Salary or the target amount of your Annual Bonus; (iii) a requirement that you relocate your primary place of business more than 25 miles away from your primary place of business on the Effective; Date (iv) the Company’s failure to grant to you the Option Grant specified herein within thirty (30) days following the Start Date; or (v) a material breach by the Company of any provision of this Agreement or any document referenced herein. You must notify the Company in writing of termination for Good Reason, specifying the event and describing the circumstances constituting Good Reason, within thirty (30) days after you first become aware of the event you believe constitutes Good Reason. The Company will have a period of thirty (30) days after receipt of such notice to cure the Good Reason. If the Good Reason is cured within that period, you will not be entitled to the Severance and accelerated option vesting under this Agreement as a result of the specified Good Reason event. If the Company waives this right to cure or does not, within the thirty (30) day period, cure the Good Reason, you may terminate your employment within thirty (30) days following the later of the date on which the Company waived the right to cure or the end of the cure period and collect the Severance and accelerated option vesting hereunder.

Tax Withholding and Section 409A. All amounts paid under this Agreement shall be paid less all applicable tax withholdings and any other withholdings required by law or authorized by you. The provisions of this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity. To the extent necessary to avoid adverse tax consequences under Section 409A, any payment that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

Jason Kim

August 25, 2024

Stock Options

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We strongly believe that our collective success depends, above all else, on the quality of our people and their equity involvement in the Company in the long term. Subject to approval of the Board of Directors of Firefly, you will receive a stock option grant equal to 7,291,374 shares (the “Option Grant”). The Option Grant will be made pursuant to the Firefly Equity Incentive Plan on the terms and conditions consistent with the Firefly Equity Incentive Plan and the Company’s standard form of Stock Option Agreement and otherwise in accordance with this Agreement.

Your options will vest as follows:

i.	15% in equal annual installments on the first through fifth anniversaries of the Start Date;

ii.	15% upon a Liquidity Event (as defined below) in which the enterprise value of the Company implied by the transaction meets or exceeds $1.5 billion;

iii.	An additional 30% upon a Liquidity Event (as defined below) in which the enterprise value of the Company implied by the transaction meets or exceeds $3.0 billion; and

iv.	An additional 40% upon a Liquidity Event (as defined below) in which the enterprise value of the Company implied by the transaction meets or exceeds $5.0 billion.

Subject only to clause (iv) of the first bullet under “Severance,” vesting of any options will, of course, depend on your continued employment with the Company through the applicable vesting dates (including the closing date of a Liquidity Event, as applicable).

You understand that issuing the options is expressly contingent on approval by our Board of Directors and receipt of a fully executed Stock Option Agreement. In addition, during each fiscal year in which you are an employee of the Company you will also be eligible for annual stock option grants at the discretion of the Company, with a target value equal to three times your Annual Bonus. The issue of such additional option grants, and the terms and conditions thereof, are contingent upon approval by our Board of Directors and receipt of a fully executed Stock Option Agreement.

Jason Kim

August 25, 2024

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Upon the occurrence of a Liquidity Event while you are employed by the Company or any of its Affiliates, any option grants held by you that vest based solely on the passage of time will accelerate in their entirety and immediately become fully vested and exercisable on the effective date of such Liquidity Event, provided that the shares issued upon the exercise of such accelerated portions of the grants (the accelerated portion, the “Restricted Shares”) shall be subject to the below clawback provision. The Company will give you at least five days advance written notice of the Liquidity Event. If you have not elected to fully exercise your options (both vested and those accelerated hereunder) in connection with the Liquidity Event and pay the option exercise price in cash, then you will be deemed to have elected the Net Exercise method (as defined in the Firefly Equity Incentive Plan) as the method of consideration for payment of the exercise price. The number of Restricted Shares subject to the clawback shall lapse in equal amounts monthly (8.34% per month) over the twelve-month period following the Liquidity Event giving rise to the acceleration of the unvested options. For purposes of this Agreement, “Liquidity Event” shall mean a (i) Change of Control (as defined in the Firefly Equity Incentive Plan), or (ii) an initial public offering (including via a merger with a special purpose acquisition company or similar), and “enterprise value” means, as of closing date of a Liquidity Event, the sum of the Company’s equity value, plus its total debt, minus its cash and cash equivalents.

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Clawback. You recognize that a substantial portion of the value attributed to the Company in a Liquidity Event is a result of a continuity of leadership of the Company. As a result, if at any time during the twelve-month period following the Liquidity Event you terminate your employment with the Company by resigning other than for Good Reason (“resign” shall not include terminations as a result of death, disability or retirement as defined in the Company’s benefit plans), then you shall automatically forfeit to the Company for no consideration any Restricted Shares still subject to the clawback on the date of such termination of employment (i.e.; shares to which the clawback has not lapsed) (the “Forfeited Shares”) and the Forfeited Shares immediately will be cancelled; provided that, if you sold any of the Forfeited Shares, you shall, and you hereby agree to, promptly pay to the Company the net after-tax cash proceeds received by you from the sale of such Forfeited Shares.

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In addition, notwithstanding anything to the contrary contained in the Firefly Equity Incentive Plan and the Stock Option Agreement, you will have the right to Net- Exercise (as defined in the Stock Option Agreement) any portion of an option grant and will have the right to require the Company to withhold a number of whole shares otherwise issuable under the applicable option grant in satisfaction of any income or payroll taxes due upon exercise.

Employee Benefits — Group Plans. As a regular full-time employee, you will have the opportunity to participate in the standard benefit plans that Firefly offers to other similarly situated employees, including the paid time off policy per Company policy, subject to the terms and provisions of such plans including applicable waiting periods. Details about these benefits will be made available for your review. Firefly offers medical, dental, and vision insurance and 401k. With the exception of the employment at-will policy discussed below, the Company may, from time to time in its sole discretion, modify or eliminate its policies and the benefits offered to employees.

Jason Kim

August 25, 2024

Employment Conditions. The Company is offering you employment because of your experience and personal skills, and not due to your potential or actual knowledge of a former employer’s or other person’s or entity’s confidential information or intellectual property, including trade secrets. Should you accept this offer, you shall not retain, make use of or share any such information with the Company. You certify by accepting this employment that you do not retain, and will not make use of or share, any such information with the Company, and that you can adequately perform your job without utilizing such information.

Likewise, as an employee of the Company, you will become knowledgeable about the Company’s confidential and trade secret information relating to operations, products, and services. To protect the Company’s interests, your acceptance of this offer and commencement of employment with the Company are contingent upon your execution and delivery to the Company of the Company’s Employee Proprietary Information Agreement (as mutually amended or superseded from time to time, the “EPIA”), prior to or on your Start Date. The EPIA provides for the arbitration of all disputes arising out of your employment and you understand that the Company is offering you employment in exchange for the mutual promise to arbitrate disputes described therein. Because the EPIA is one of the most important documents you will sign in connection with your employment with Firefly, we trust you will review it carefully and let us know if you have any questions or concerns regarding its terms.

Restrictive Covenants. The EPIA also contains certain restrictive covenants prohibiting you from soliciting the Company’s employees, interfering with the Company’s customers, and competing with the Company, each on the terms and conditions set forth in the EPIA (collectively, including the terms and conditions thereof, the “Restrictive Covenants”). In recognition of the severance benefits provided herein, and notwithstanding the terms as specified in the EPIA, the Restrictive Covenants shall be amended so that period of each Restrictive Covenant shall be the longer of the period set for in the EPIA or the Severance Period specified herein.

By accepting this Agreement, you acknowledge that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests and that the terms and conditions of the Restrictive Covenants are fair and reasonable.

Right to Work. Federal immigration law requires that you provide the Company with documentary evidence of your identity and eligibility for employment in the United States, and your employment offer is made contingent on your ability to work in the United States. Accordingly, please bring appropriate verification or authorization to work (e.g., U.S. passport or driver’s license and Social Security card) on your first day.

Verification of Information. This offer and your employment are also contingent upon satisfactory results from your general background check and reference check, subject to applicable law. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below the signature line.

EEO Statement. The Company expects all employees to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability, and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employee, consultant, or related third party on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.

Jason Kim

August 25, 2024

At-Will Employment. Please understand that this Agreement does not constitute a contract of employment for any specific length of time, but instead creates an “at will” relationship which may be terminated with or without cause and with or without notice at any time by you or the Company, subject to the rights and benefits set forth in this Agreement. Further, your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement approved by the Board and signed by an officer of the Company.

Miscellaneous. This Agreement, and any documents referenced herein, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement will be governed by the laws of Texas, without regard to its conflict of laws provisions.

Amendment. This Agreement may not be modified or amended except by a written agreement signed by the Chairman on behalf of Firefly.

On behalf of Firefly, we are delighted to be able to extend you this offer and are enthusiastic about your joining the Company. Unless earlier withdrawn, this offer will remain open until August 30, 2024. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. You may also retain a copy for your records. The EPIA will be sent to you for electronic signature. Please ensure that you promptly execute it as well.

Very truly yours,

FIREFLY AEROSPACE INC.

By:	/s/ Kirk Konert
Kirk Konert
Chairman, Board of Directors

ACCEPTED AND AGREED:

I have read this letter agreement and agree to the terms set forth in this letter, including affirming the Employee Proprietary Information Agreement.

By:	/s/ Jesung “Jason” Kim
Jesung “Jason” Kim

25 August 2024